SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                ZYGO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                ZYGO CORPORATION

                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 14, 2001

     The Annual Meeting of Stockholders of Zygo Corporation will be held at the Hotel Inter-Continental New York, 111 E. 48th Street, New York, New York on November 14, 2001, at 10:00 a.m. local time, for the following purposes:

     1.   To elect nine directors for the ensuing year.

     2. To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 20, 2001 are entitled to notice of and to vote at the meeting.



                                            By Order of the Board of Directors



                                            PAUL JACOBS,
                                            ------------------------------------
                                            Secretary

October 6, 2001

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                                ZYGO CORPORATION

                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                                 PROXY STATEMENT
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 14, 2001

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of Zygo Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on November 14, 2001, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about October 6, 2001, and will be solicited chiefly by mail; however, certain officers, directors, and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, or other personal contact. All solicitation expenses, including costs of preparing, assembling, and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on September 20, 2001 (the record date) are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On September 20, 2001, there were 17,356,607 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

                 PROPOSAL NO. 1--ELECTION OF BOARD OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the nine nominees named below, each of whom is presently a director of the Company. Each director elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

     EACH PROXY RECEIVED WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY.

     All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.


                                       PRINCIPAL OCCUPATION DURING PAST FIVE                                DIRECTOR
NAME                                   YEARS AND CERTAIN OTHER DIRECTORSHIPS                   AGE           SINCE
----                                   -------------------------------------                   ---          --------
John Berg                    President, Zygo TeraOptix since May 2000; President and Chief      38           2000
                             Technical Officer of Firefly Technologies, Inc. from 1997 to
                             2000; and held senior management and key engineering
                             positions at Digital Papyrus Corporation from 1995 to 1997.

                             Chairman Emeritus as of November 1998; Chairman of the Board       67           1970
Paul F. Forman               from June 1970 to November 1998, Independent Consultant to and Board Member of a number of Hi-Tech Private Companies for more than the last five years.

                             Partner of NorthEast Ventures since June 1998; from May 1995       64           2000
R. Clark Harris              to May 1998, President of Uniphase Telecommunication
                             Products; Director of New Focus Inc.

                             Executive Vice President and General Counsel of Canon U.S.A.,      52           1993
Seymour E. Liebman           Inc. for more than the last five years; Director of Energy
                             Conversion Devices, Inc.



                                       PRINCIPAL OCCUPATION DURING PAST FIVE                              DIRECTOR
NAME                                   YEARS AND CERTAIN OTHER DIRECTORSHIPS                   AGE         SINCE
----                                   -------------------------------------                   ---        --------
Robert G. McKelvey           Chairman and President of George McKelvey Co., Inc.               64           1983
                             (Investment Advisor and Securities Broker-Dealer) for more than the last five years.

J. Bruce Robinson            Chairman, President, and Chief Executive Officer of the           59           1999
                             Company since November 2000; President and Chief Executive
                             Officer of the Company since November 1999; and President of the Company from February 1999 to November 1999; President
                             Worldwide Operations of The Foxboro Company from 1996 to
                             1998; and President of Foxboro Europe from 1990 to 1996.

                             Vice President, Business Operations, Zygo TeraOptix since May     41           2000
Patrick Tan                  2000; Vice President of Business Operations of Firefly
                             Technologies, Inc. from 1997 to 2000; held management and
                             engineering positions at Quantum Corporation from 1994 to
                             1997.

                             Senior Vice President for Finance and Administration of the       54           1988
Robert B. Taylor             Colonial Williamsburg Foundation since January 2001; Vice
                             President and Treasurer of Wesleyan University from April
                             1985 to January 2001.

                             Vice President, Technology of the Company since June 1998,        60           1970
Carl A. Zanoni               and Vice President of Research, Development and Engineering
                             from April 1992 to June 1998.


------------

                               BOARD OF DIRECTORS

     Ten meetings of the Board of Directors were held in fiscal 2001.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and Nominating Committee to assist it in the discharge of its responsibilities.

     The Audit Committee reviews the scope, plan, and results of the annual audit, any non-audit services provided by the independent public accountants, the procedures and policies with respect to internal accounting controls, and recommends the firm to be employed as independent auditors. Eight meetings of the Audit Committee were held in fiscal 2001. Messrs. Forman, McKelvey, and Taylor presently are the members of the Audit Committee. In May 2000, the Board of Directors adopted a written charter for the Company's Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.

     The Compensation and Stock Option Committee determines or recommends the compensation of certain executive officers and key employees, is empowered to grant stock options to key employees and directors of the Company under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), and recommends to the Board amendments to existing employee benefit plans and adoption of any new benefit plans. Messrs. Forman, Harris, Liebman and McKelvey presently are the members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee met nine times during fiscal 2001.

     The Nominating Committee considers candidates (and potential candidates) for the office of director of the Company, who are brought to its attention from whatever source, and recommends to the full Board the names of those persons, willing to serve, whom they believe it will be in the Company's overall best interest to have fill any available vacancy or vacancies. Stockholders who wish to propose director candidates for consideration by the Nominating Committee may do so by writing to the Company's Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Forman, Robinson, Harris, and Liebman presently are the members of the Nominating Committee. The Nominating Committee had one meeting during fiscal 2001.

     Each director attended at least 75% of the total number of meetings held during fiscal 2001 of the Board and Committees on which he served.

     Under the Company's Amended and Restated Non-Employee Director Stock Option Plan (the "Amended and Restated Director Plan"), effective September 24, 1999, each new director who is not also an employee of the Company or any of its subsidiaries (a "Non-Employee Director") generally is granted an option to purchase 8,000 shares of Common Stock on his or her first day of service as a Non-Employee Director or, if such first day of service is at least nine months after the Company's last Annual Meeting, the date of the first Annual Meeting occurring after his or her first day of service. Each other Non-Employee Director (including individuals who may have been new Non-Employee Directors in prior years) is granted an option to purchase 3,000 shares of Common Stock on the date of each Annual Meeting during his or her service as a Non-Employee Director. All options will be exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, will be fully exercisable on the date of grant and will have a ten year term. In addition, Non-Employee Directors receive $1,000 for each board meeting attended in person, $500 for each board meeting attended by telephone connection, and $500 for committee meetings attended. Each Non-Employee Director also is reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting.

                        COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation and Stock Option Committee is comprised of four non-employee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business goals and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices and determining or recommending compensation for certain executive officers and key employees.

COMPENSATION PHILOSOPHY

     The Company believes that a strong, explicit link should exist between executive compensation and the value delivered to stockholders. This belief has been adhered to by developing both short-term and long-term incentive pay programs, which provide competitive compensation and mirror Company performance. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Pay Mix and Measurement. The Company's executive compensation is based on three components, base salary, short-term incentives, and long-term incentives, each of which is intended to serve the overall compensation philosophy. In awarding salary increases and bonuses, the Compensation and Stock Option Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation and Stock Option Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance and an executive's contribution to such performance.

     Base Salary. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Annual salary adjustments are determined by evaluating overall Company performance and the performance of each executive officer taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the operating plan and attainment of specific individual objectives.

     Short-Term Incentives. At the start of each fiscal year, target levels of financial performance are established by senior management of the Company during the budgeting process and approved by the Board of Directors. An incentive award opportunity is established for each employee based on the employee's level of responsibility, potential contribution, the success of the Company, and competitive considerations.

     The employee's actual award is determined at the end of the fiscal year based on the Company's achievement of its pretax profit and revenue goals and an assessment of the employee's individual performance, including contributions in a number of specific areas, such as quality, customer satisfaction, innovation, and efficiency. All awards made to senior executives are approved by the Compensation and Stock Option Committee.

     Long-Term Incentives. Stock options are granted from time-to-time to reward key employees' contributions. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability. Options are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must continue to be employed by the Company for such options to vest.

FISCAL 2001 COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The compensation of Mr. Robinson, the Chief Executive Officer of Zygo, has been determined and adjusted on the same basis as used for all executives as described above. During fiscal 2001, Mr. Robinson received salary payments totaling $293,269. Due to the Company's financial performance versus its targets in fiscal 2001, Mr. Robinson will receive a bonus of $146,358 under Zygo's Management Incentive Plan in fiscal 2002.

     The Compensation and Stock Option Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation and Stock Option Committee believes that compensation levels during 2001 adequately reflect the Company's compensation goals and policies.

     In general, Section 162(m) of the Internal Revenue Code of 1986 imposes a $1 million limit on the amount of compensation the Company can deduct for a year with respect to each of the certain executive officers. For this purpose, certain performance based and other compensation may, under certain circumstances, be disregarded. The Compensation and Stock Option Committee is mindful of the deductibility limitation in making its compensation decisions. Nevertheless, there can be no assurance that compensation realized with respect to any particular stock option or other award will be fully deductible.


                               COMPENSATION AND STOCK OPTION COMMITTEE
                               Robert G. McKelvey, Chairman
                               Paul F. Forman
                               R. Clark Harris
                               Seymour E. Liebman

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Paul F. Forman, R. Clark Harris, Seymour E. Liebman, and Robert G. McKelvey are presently the members of the Compensation Committee. Mr. Liebman is the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. ( "Canon"). Canon Sales Co., Inc., a subsidiary of Canon, acts as an exclusive distributor of certain of the Company's products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $43,336,000 for fiscal 2001. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, the Company and Canon have entered into agreements providing for confidential exchanges of certain technology, similar to agreements with various other customers. See "Certain Relationships and Related Transactions" later in this Proxy Statement.

                             EXECUTIVE COMPENSATION

     The following table contains information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer of the Company during the 2001 fiscal year and the other four most highly compensated executive officers of the Company ("named executives") whose cash compensation exceeded $100,000 for the year ended June 30, 2001 for services in all capacities to the Company.


                           SUMMARY COMPENSATION TABLE
                                                                                                LONG-TERM
                                                     ANNUAL COMPENSATION                   COMPENSATION AWARDS
--------------------------------------------------------------------------------------------------------------------
                                                                                        SECURITIES       ALL OTHER
NAME & PRINCIPAL POSITION        FISCAL                                OTHER ANNUAL     UNDERLYING      COMPENSATION
HELD DURING FISCAL 2001           YEAR        SALARY         BONUS    COMPENSATION(1)  OPTIONS/SARS       (2)(3)(4)
-------------------------       --------     --------      --------   ---------------  ------------     -------------
J. Bruce Robinson (5) ..........  2001       $293,269      $146,358      $ 10,800         84,625           $  7,888
Chairman, President and ........  2000       $268,269      $   --        $ 10,800         20,000           $ 43,448
Chief Executive Officer ........  1999       $ 81,731      $   --        $  3,738         50,000           $ 55,112

John Berg (6) ..................  2001       $200,000      $ 34,144      $ 10,385        112,500           $  4,227
President, Zygo TeraOptix, .....  2000       $ 23,077      $   --        $  1,246           --             $   --
Director .......................  1999       $   --        $   --        $   --             --             $   --

Brian J. Monti (7) .............  2001       $187,454      $ 74,321      $ 10,800         26,875           $  6,374
Vice President, Worldwide ......  2000       $169,804      $   --        $ 10,385         25,000           $ 66,228
Sales and Marketing ............  1999       $   --        $   --        $   --             --             $   --

Peter J. Mumola (8) ............  2001       $158,769      $ 86,254      $ 10,800         16,875           $  5,700
Vice President, ................  2000       $151,800      $   --        $  9,762           --             $  4,904
Optics Division ................  1999       $   --        $   --        $   --             --             $   --

Carl A. Zanoni .................  2001       $222,277      $ 77,935      $ 10,800         56,250           $  7,057
Vice President .................  2000       $207,308      $   --        $ 10,800         20,000           $  5,559
Technology, Director ...........  1999       $195,192      $   --        $ 10,800           --             $ 13,833

                                                   (Footnotes on following page)

-------------

(1)  Amounts paid as automobile allowance.

(2)  Includes aggregate amounts of $5,008, $1,923, $4,171, $3,834 and $4,444 in fiscal 2001, $0, $0, $0, $4,904 and $3,831 in fiscal 2000, and $0, $0, $0,
     $0, and $12,105 in fiscal 1999, paid or contributed on behalf of Messrs. Robinson, Berg, Monti, Mumola, and Zanoni, respectively, under the Company's Defined Contribution Profit Sharing Plan. Contributions made under the profit sharing component of the Plan are determined annually by the Board of Directors, based on each employee's compensation, and vest at the rate of 20% per year of service to the Company. Employees are fully vested in contributions made in the discretion of the Company under the 401(k) component of the Plan.

(3)  Includes $2,880, $2,304, $2,203, $1,866, and $2,613 in fiscal 2001, $1,728,
     $1,728, $1,728, $0 and $1,728 in fiscal 2000, and $1,728, $0, $0, $0 and
     $1,728 in fiscal 1999, for Messrs. Robinson, Berg, Monti, Mumola, and Zanoni, respectively, representing the value of life insurance provided to the named executives.

(4) Includes relocation expenses of $41,720 and $64,500 for Messrs. Robinson and Monti, respectively, in fiscal 2000 and $53,384 in fiscal 1999 for Mr. Robinson.

(5) Mr. Robinson became President of the Company on February 22, 1999, Chief Executive Officer of the Company on November 17, 1999, and Chairman of the Board on November 27, 2000.

(6)  Mr. Berg became an officer of the Company in May 2000.

(7)  Mr. Monti became an officer of the Company in July 1999.

(8)  Mr. Mumola became an officer of the Company in July 2000.


                 OPTION PLAN BENEFITS GRANTED DURING FISCAL 2001


                                                                                            POTENTIAL REALIZED VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                                    FOR OPTION TERM
------------------------------------------------------------------------------------------------------------------------
                                 NO. OF       % OF TOTAL
                               SECURITIES       OPTIONS
                               UNDERLYING     GRANTED TO     EXERCISE PRICE
                                OPTIONS      EMPLOYEES IN     OR BASE PRICE    EXPIRATION
NAME                          GRANTED (1)        2001         PER SHARE (2)       DATE           5%            10%
------------------------------------------------------------------------------------------------------------------------
J. Bruce Robinson ............   15,000          1.1%            $77.75         9/08/10      $  733,448     $1,858,702
                                 52,700          3.8%            $87.00         9/29/10      $2,883,419     $7,307,150
                                 16,925          1.2%            $18.64         6/26/11      $  198,405     $  502,797

John Berg ....................   18,000          1.3%            $77.75         9/08/10      $  880,138     $2,230,443
                                 40,000          2.9%            $83.00         9/22/10      $2,087,930     $5,291,225
                                 40,000          2.9%            $20.81         4/11/11      $  523,492     $1,326,631
                                 14,500          1.0%            $18.64         6/26/11      $  169,978     $  430,757

Brian J. Monti ...............    8,000           .6%            $77.75         9/08/10      $  391,172     $  991,308
                                 13,500          1.0%            $87.00         9/29/10      $  738,637     $1,871,851
                                  5,375           .4%            $18.64         6/26/11      $   63,009      $ 159,677

Peter Mumola .................   10,000            .7%           $77.75         9/08/10      $  488,966     $1,239,135
                                  3,500            .3%           $87.00         9/29/10      $  191,498     $  485,295
                                  3,375            .2%           $18.64         6/26/11      $   39,564     $  100,262

Carl A. Zanoni ...............    5,000            .4%           $77.75         9/08/10      $  244,483     $  619,567
                                 40,000           2.9%           $83.00         9/22/10      $2,087,930     $5,291,225
                                 11,250            .7%           $18.64         6/26/11      $  131,879     $  334,208

--------

(1)  Options vest ratably over four years on the anniversary of the grant.

(2) For all option grants, the exercise price was equal to the market value of the underlying Common Stock on the day of the grant.


                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBERS OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE MONEY
                                                       OPTIONS AT JUNE 30, 2001         OPTIONS AT JUNE 30, 2001 (1)
                                                    ------------------------------- -------------------------------------
                           SHARES
                        ACQUIRED ON      VALUE
NAME                      EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----------------------- ------------- ------------- ------------- ----------------- ------------------ ------------------
J. Bruce Robinson ......    --             --           30,000         124,625           $ 348,000          $ 536,599

John Berg ..............    --             --             --           112,500           $   --             $ 109,945

Brian J. Monti .........    --             --            6,250          45,625           $  52,500          $ 176,904

Peter Mumola ...........   2,500        $187,033         2,500          21,875           $  32,188          $  76,559

Carl A. Zanoni .........    --             --            8,000          74,250           $  50,257          $ 122,745

-------------------------------------------------------------------------------------------------------------------------


(1) Options with an exercise price less than or equal to the market value of the underlying Common Stock price at June 30, 2001 of $22.25 (the closing price in the public markets).

                       OTHER AGREEMENTS AND OTHER MATTERS

     In January 1999, the Company entered into an employment agreement with Mr. Robinson. Under the employment agreement, Mr. Robinson receives an annual base salary of $250,000, or such higher amount as the Board may determine from time-to-time. The term of Mr. Robinson's employment under the employment agreement is one year, commencing February 22, 1999, subject to automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Robinson of a stock option to purchase 50,000 shares of the Company's Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years.

     Effective November 18, 1999, Mr. Robinson's employment agreement was amended to change Mr. Robinson's position to President and Chief Executive Officer and to increase his annual base salary to $275,000 (or such higher amount as the Board may determine from time-to-time).

     In July 1999, the Company entered into an employment agreement with Mr. Monti to serve as Vice President - Sales & Marketing. Under the agreement, Mr. Monti receives an annual base salary of $175,000 or such higher amount as the Board may determine from time-to-time. The term of Mr. Monti's agreement is one year and is subject to automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement with Mr. Monti also provided for the grant to Mr. Monti of a stock option to purchase 20,000 shares of the Company's Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

     The employment agreements described above grant to Messrs. Robinson and Monti, a severance package in the event the Company terminates their employment (other than for justifiable cause (as defined in each of the employment agreements), disability, or death) with the Company. Under the package, Mr. Robinson would be provided his base salary from the time of his involuntary termination to 12 months thereafter. In addition, in the event Mr. Robinson resigns within 90 days of a "Change of Control" (as defined in his agreement) of the Company, the agreement generally provides for (i) the continued payment of his salary for a one-year period, and (ii) the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Robinson. The severance coverage for Mr. Robinson additionally provides for the automatic vesting of options to purchase shares of the Company's Common Stock then held by Mr. Robinson.

     Mr. Monti's agreement provides for the continuation of his base salary for six months from the date of his involuntary termination. In the event his employment is terminated without justification and occurs after a "Change of Control", the agreement provides for the (i) continuation of existing health, dental and long term disability insurances, as well as AD&D coverage in effect at the time of termination for a period of the lesser of six months or until covered by another plan and (ii) continuation of Mr. Monti's salary for a period of six months after the date of termination.

     In connection with the Company's acquisition of Firefly Technologies, Inc. (now called Zygo TeraOptix) in May 2000, Zygo TeraOptix entered into an employment agreement with, among others, each of John Berg and Patrick Tan, the President and Vice President, Business Operations, respectively, of Zygo TeraOptix. The employment agreements provide for a term of three years commencing May 5, 2000, subject to automatic one-year renewal terms unless terminated by either party upon sixty (60) days prior written notice. The employment agreements further provide for Mr. Berg and Mr. Tan to receive, among other things, an annual base salary of $200,000 and $175,000, respectively, or such higher amount as the President of the Company may determine from time-to-time, and one year's base salary as severance in the event his employment is terminated by the Company

(other than for justifiable cause (as defined in each of the agreements), disability, or death) or by Mr. Berg or Mr. Tan, as applicable, for Good Reason (as defined in each of the agreements). The severance coverage for each of Messrs. Berg and Tan additionally provides for the automatic vesting of options to purchase shares of the Company's common stock then held by Mr. Berg or Mr. Tan, as applicable, in the event the employment is terminated by him for Good Reason.

     Effective November 18, 1999, the Company entered into an employment agreement with Gary K. Willis, its chairman, providing for Mr. Willis to receive an annual base salary of $137,500 and certain other benefits, in the role of Chairman of the Board of Directors of the Company. The term of the agreement was for three years, subject to automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The agreement was subsequently amended in August 2000 to, among other things, permit but not obligate the Company to nominate Mr. Willis as a director of the Company.

     The agreement, as amended, provides for Mr. Willis to receive certain insurance and other benefits. For as long as Mr. Willis continues to render employment or consulting services to the Company and has not attained age 65, and to the extent permitted by the terms of the insurance policy of the insurer, the Company will continue in effect the existing life insurance policy in the amount of $600,000 and the existing key man life insurance policy in the amount of $1 million, both on the life of Mr. Willis. Upon the death of Mr. Willis, proceeds from the key man policy received by the Company, less all costs and expenses paid by the Company associated with this policy, and less a 5% annual rate of return on the capital outlay for this policy, will be paid to Mr. Willis' designated beneficiary. In addition, Mr. Willis is entitled to participate in certain health insurance and short and long term disability plans, provided by the Company for its employees, to the extent permitted under the terms of the then existing plans and policies of plan providers.

     The employment agreements described above grant to Mr. Willis a severance package in the event the Company terminates his employment (other than for justifiable cause (as defined in each of the employment agreements), disability, or death) with the Company, or in the event Mr. Willis resigns within 90 days of a "Change in Control" of the Company. Under the package, Mr. Willis will be provided with (i) the greater of one year's base salary or the entire remaining amount of Mr. Willis salary through November 17, 2002 and (ii) the continuation, of all existing health insurance, dental coverage, key man life insurance, AD&D and long-term disability coverage then in effect at Mr. Willis expense, until he attains age 65 contingent upon Mr. Willis maintaining a consulting relationship with the Company during the applicable period.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they filed.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 2001 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Canon Sales Co., Inc., a subsidiary of Canon, acts as a distributor of certain of the Company's products in Japan. (See "Compensation Committee Interlocks and Insider Participation" earlier in this Proxy Statement.)

     In December 2000, the Company made loans to two executive officers and directors, John Berg and Patrick Tan. Mr. Berg and Mr. Tan executed promissory notes in principal amounts of $114,782 and $72,418, respectively. The promissory notes were secured by real property owned by Mr. Berg and Mr. Tan, bore interest at a rate equal to 7% per annum, and were payable to the Company upon demand. The purpose of the loans was to allow Mr. Berg and Mr. Tan to satisfy their tax obligations arising from the Company's acquisition of Firefly Technologies, Inc., in which they were principal shareholders.

     On April 11, 2001, the Company purchased an aggregate of 239,605 shares of its common stock from Messrs. Berg and Tan, pursuant to stock purchase agreements; all at a price per share of $20.81 (the closing market price of the common stock on that day). The purpose of the purchase was to allow Messrs. Berg and Tan to satisfy their respective tax obligations arising from the Firefly acquisition, and to satisfy and extinguish the loans they each previously incurred to pay additional taxes which arose from the acquisition of Firefly Technologies, Inc.

                             AUDIT COMMITTEE REPORT

     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, and the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2001 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended June 30, 2001 for filing with the Securities and Exchange Commission.

     In addition, the Board of Directors has determined that all of the members of the Audit Committee are "independent," as defined by the rules of the National Association of Securities Dealers.



                                 AUDIT COMMITTEE
                                 Robert B. Taylor, Chairman
                                 Paul F. Forman
                                 Robert G. McKelvey

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2001 (except as otherwise noted), (i) by each director of the Company, (ii) by each executive officer named in the Summary Compensation Table (see "Executive Compensation") (iii) by each person known by the Company to own beneficially 5% or more of its Common Stock, and (iv) by all directors and executive officers of the Company as a group. All such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of stock options and as may otherwise be noted. Unless otherwise indicated, the address for the named persons is c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

DIRECTORS, OFFICERS AND
5% STOCKHOLDERS                                  NUMBER OF SHARES                     % OF COMMON STOCK
----------------------------------             ---------------------             ------------------------
John Berg ....................................        377,984                              2.2%
Paul F. Forman (a) ...........................        378,530                              2.2%
R. Clark Harris (b) ..........................         11,000                             <0.1%
Seymour E. Liebman (c) .......................         81,000                              0.5%
Robert G. McKelvey (d) .......................        120,370                              0.7%
J. Bruce Robinson (e) ........................         39,669                              0.2%
Patrick Tan ..................................        211,363                              1.2%
Robert B. Taylor (f) .........................         68,500                              0.4%
Carl A. Zanoni (g) ...........................        507,150                              2.9%
Brian Monti (h) ..............................         11,250                             <0.1%
Peter Mumola (i) .............................          3,000                             <0.1%
Kopp Investment Advisors, Inc. (j)
     6600 France Avenue South
     Edina, Minnesota 55435 ..................      2,817,245                             16.2%
Kern Capital Management (k)
     114 West 47th Street
     New York, New York 10036 ................      1,877,800                             10.8%
Canon Inc. (l)
     Shinjuku Dai-Ichi Seimei Building
     Tokyo 160, Japan ........................      1,210,410                              7.0%
Capital Guardian Trust Co. (l)
     333 South Hope Street
     Los Angeles, California 90071 ...........      1,131,900                              6.5%
Zurich Scudder Investments, Inc. (l)
     345 Park Avenue
     New York, New York 10154 ................      1,002,300                              5.8%
All directors and executive officers
as a group (15 persons) (m) ..................      1,901,364                             10.8%



                                                  (Footnotes on following page)

-------------

(a) Includes options to purchase 6,000 shares of Common Stock, which are exercisable within 60 days.

(b) Includes options to purchase 11,000 shares of Common Stock, which are exercisable within 60 days.

(c) Includes options to purchase 66,000 shares of Common Stock, which are exercisable within 60 days. Does not include 1,210,410 shares owned by Canon, Inc., an affiliate of Canon U.S.A., Inc.

(d) Includes options to purchase 6,000 shares of Common Stock, which are exercisable within 60 days.

(e) Includes options to purchase 35,000 shares of Common Stock, which are exercisable within 60 days.

(f) Includes options to purchase 63,000 shares of Common Stock, which are exercisable within 60 days.

(g) Includes options to purchase 10,750 shares of Common Stock, which are exercisable within 60 days.

(h) Includes options to purchase 11,250 shares of Common Stock, which are exercisable within 60 days.

(i) Includes options to purchase 2,500 shares of Common Stock, which are exercisable within 60 days.

(j) The amount shown and the following information is derived from Amendment No. 1 to Schedule 13G, dated January 29, 2001, filed jointly on behalf of Kopp Investment Advisors, Inc. ("Kopp Advisors"), Kopp Holding Company ("Kopp Holding"), and LeRoy C. Kopp ("LCK"). Kopp Advisors has sole voting power over 981,700 of such shares, sole dispositive power over 735,000 of such shares and shared dispositive power over 2,082,245 of such shares. LCK is deemed to beneficially own 2,827,245 shares of common stock and has sole voting and dispositive power over 10,000 of such shares. Kopp Holding is deemed to beneficially own 2,817,245 shares of common stock. Kopp Advisors is a wholly owned subsidiary of Kopp Holding; and LCK owns 100% of the outstanding capital stock of Kopp Holding.

(k) The amount shown and the following information is derived from Amendment No. 1 to Schedule 13G, dated April 6, 2001, filed jointly on behalf of Kern Capital Management LLC ("Kern Capital"), Robert E. Kern Jr. ("REK") and David G. Kern ("DGK"). Each of Kern Capital, REK, and DGK is deemed to beneficially own all such 1,877,800 shares of common stock. Kern Capital has sole voting power over 1,796,900 of such shares and shared dispositive power over such 1,877,800 shares. Each of REK and DGK has shared voting power over 1,796,900 of such shares and shared dispositive power over such 1,877,800 shares. REK and DGK are controlling members of Kern Capital.

(l)  Information derived from NASDAQ Online as of August 30, 2001.

(m) Includes options to purchase 292,374 shares of Common Stock, which are exercisable within 60 days.

                                PERFORMANCE GRAPH

     The Stock Price Performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq National Market--U.S. Index and (ii) a group of peer companies weighted to reflect differing market capitalizations. Companies in the peer group are ADE Corp., Cyberoptics Corp., KLA-Tencor Corp., Integral Vision, Inc., Nanometrics, Inc., Perceptron, Inc., and Robotic Vision Systems, Inc.



[GRAPHICAL REPRESENTATIVE OF TABLE BELOW]



                           6/96   6/97   6/98     6/99       6/00     6/01
                           ----   ----   ----     ----       ----     ----

ZYGO CORPORATION ......... 100    141      68       52       415      102

PEER GROUP ............... 100    157      86      173       352      301

NASDAQ STOCK MARKET US ... 100    122     160      230       340      185


* $100 INVESTED ON 06/30/96 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP ("KPMG") has been selected as the Company's independent auditors for the fiscal year 2002. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

     KPMG was the Company's independent auditor for the fiscal year 2001. In addition to performing the audit of the Company's consolidated financial statements, KPMG provided various other services during fiscal 2001.

     Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the annual audit of the Company's and pension plan's financial statements for the year ended June 30, 2001, and the reviews of the condensed financial statements included in quarterly Reports of Forms 10-Q for the year ended June 30, 2001 were $221,000.

     Financial Information Systems Design and Implementation Fees. There were no fees billed or services rendered by KPMG LLP during the year ended June 30, 2001 for information technology services.

     All Other Fees. The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services rendered by KPMG LLP during the year ended June 30, 2001, were approximately $411,200. These other services consisted primarily of the following: services related to the secondary public offering, certain tax consulting matters and ISO registration consulting.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Company no later than June 7, 2002 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                     OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                              By Order of the Board of Directors


                                              ----------------------------------
                                              Paul Jacobs,
                                              Secretary



                                                                 October 6, 2001

                                                                     APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                       OF ZYGO CORPORATION (THE "COMPANY")

I.   AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o As referenced in section III, discuss with management and the independent auditors the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting

     o As referenced in section III, discuss with the independent auditors their independence and the performance of their duties.

     o Provide an avenue of communications among the independent auditors, management, and the Board of Directors

     The Audit Committee has the independent authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

     1. Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment, or any director deemed to be appropriate by the decision of the Board of Directors. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     2. Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     3. The Committee shall meet at least four times annually or more frequently as circumstances dictate in such a format as the Committee deems appropriate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, with the independent auditors, and as a committee, to discuss any matters that the Committee or each of these groups believes should be discussed.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the annual audited financial statements with management and the independent auditors at the completion of the annual audit but prior to filing the Form 10-K Annual Report. This review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. Review the quarterly Form 10-Q with management and the independent auditors after completion of the auditor's quarterly procedures in accordance with SAS 71. This review may be in a format deemed appropriate by the Committee. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     4. Discuss with management and the independent auditors the integrity of the Company's significant financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

     5. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

     Independent Auditors

     6. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     7. Review with the independent auditors their scope, staffing, reliance upon management, general audit approach and work plan and fees.

     8. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Other Audit Committee Responsibilities

     9. Beginning after December 15, 2000, prepare annually a report to shareholders as required by the Securities and Exchange Commission. The report will be included in the Company's annual proxy statement.

     10. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     11. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It shall not be the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to otherwise assure compliance with laws and regulations.

FRONT OF PROXY CARD

                                ZYGO CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 14, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. J. Bruce Robinson and Mr. Richard M. Dressler as Proxies, and each of them acting singly with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 20, 2001, at the Annual Meeting of Stockholders to be held on November 14, 2001, at 10:00 am, or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES LISTED IN PROPOSAL NO. 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

|_| I PLAN TO ATTEND THE MEETING TO BE HELD AT THE HOTEL INTER-CONTINENTAL
    NEW YORK, 111 EAST 48TH STREET, NEW YORK, NEW YORK ON NOVEMBER 14, 2001

                      (continued and to be dated and signed on the reverse side)




BACK OF PROXY CARD

Proposal No. 1 Election of Directors: The nine nominees are John Berg,
               Paul F. Forman, R. Clark Harris, Seymour E. Liebman, Robert G.
               McKelvey, J. Bruce Robinson, Patrick Tan, Robert B. Taylor, and
               Carl A. Zanoni.
|_| For all listed nominees        |_| Withhold authority for all       |_| For all nominees, except withholding for the following
                                       listed nominees                      nominees (strike names from the list above)

                                                                            Please sign exactly as name appears hereon. All
                                                                            joint owners should sign. When signing as
                                                                            attorney, executor, administrator, trustee,
                                                                            guardian, or custodian for a minor, please give
                                                                            full title as such. If a corporation, please sign
                                                                            full corporate name and indicate the signer's
                                                                            office. If a partnership, please sign in
                                                                            partnership name by authorized person.
                                                                            Date: ___________________________________  2001

                                                                            _______________________________________________
                                                                                              Signature
                                                                            ________________________________________________
                                                                                        Signature if held jointly


PLEASE MARK YOUR CHOICE LIKE THIS |X| IN BLUE OR BLACK INK.